                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                    Commission File Number  001-13351

                              Colonial Gas Company
             (Exact name of registrant as specified in its charter)

                               One Beacon Street
                          Boston, Massachusetts 02108
                                 (617) 742-8400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $3.33 par value per share
            (Title of each class of securities covered by this Form)

                      Secured Medium Term Notes, Series A
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12(g)-4(a)(1)(i)     [X]  Rule 12h-3(b)(1)(ii)    [_]
          Rule 12(g)-4(a)(1)(ii)    [_]  Rule 12h-3(b)(2)(i)     [_]
          Rule 12(g)-4(a)(2)(i)     [_]  Rule 12h-3(b)(2)(i)     [_]
          Rule 12(g)-4(a)(2)(ii)    [_]  Rule 15d-6              [_]
          Rule 12h-3(b)(1)(i)       [_]

     Approximate number of holders of record as of the certification or notice date: None.

     Pursuant to the requirements of the Securities Exchange Act of 1934, Colonial Gas Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           COLONIAL GAS COMPANY

Date:  January 11, 2000
                                           By: /s/ Catherine L. Nesser
                                              -------------------------------
                                              Catherine L. Nesser